Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2024 (except as to Notes 1, 2, 7, 9 and 12 as to which the date is June 12, 2024), in the Registration Statement (Form F-1) and related Prospectus of Icon Energy Corp. for the registration of 4,739,336 Units, each Unit consisting of one Common Share or one Pre-Funded Warrant to Purchase one Common Share and one Class A Warrant to Purchase one Common Share.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

January 21, 2025